Exhibit 99.1

Maxco, Inc. completes sale of Atmosphere Annealing, Inc. to subsidiary of Quanex Corporation

Grand Ledge, MI, February 2, 2007 - Maxco, Inc. (Nasdaq: MAXC) today announced that on February 1, 2007 MACSTEEL Atmosphere Annealing, Inc., a wholly owned subsidiary of Quanex (NYSE:NX), purchased substantially all the assets of Atmosphere Annealing, Inc. (AAI), a wholly owned subsidiary of Maxco, Inc. Quanex is a manufacturer of engineered materials and components for the vehicular products and building products markets.

Atmosphere Annealing Inc. is a metal heat treating company with four plants located in the Midwest and fiscal 2006 sales of $46.6 million. Considered one of North America’s leading heat-treating companies, AAI specializes in high volume, ferrous heat treating services for customers focused on automotive applications.

"AAI has been very successful since we purchased it in 1997 and our board of directors believes that selling the business at this time will deliver value for our shareholders," said Max A. Coon, Maxco Chairman and President. Maxco’s shareholders approved the sale of AAI at its annual shareholder’s meeting on January 30, 2007.

Statements that use the words “expect,” “should,” “may,” “could,” “will,” “might,” or similar words reflecting future expectations or beliefs are forward-looking statements. The statements above are based on current expectations. Actual results or events may differ materially from this release. Factors that could impact future results may include, without limitation, the effect of both domestic and global economic conditions, the impact of competitive products and pricing, and the availability and cost of raw materials. For a more complete discussion of factors that may affect the future performance, please refer to Maxco's most recent 10-k filing on July 14, 2006 and 10-q filed Nov. 20, 2006.